Exhibit 10.1
THIRD
AMENDED AND RESTATED MANAGEMENT AGREEMENT
BETWEEN THE
NOTTAWASEPPI HURON BAND OF POTAWATOMI INDIANS,
FIREKEEPERS DEVELOPMENT AUTHORITY
AND
GAMING ENTERTAINMENT (MICHIGAN), LLC
April 11, 2008

THIRD AMENDED AND RESTATED
MANAGEMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED MANAGEMENT AGREEMENT has been entered into as of the 11th day of April, 2008, by and between the NOTTAWASEPPI HURON BAND OF POTAWATOMI INDIANS, a federally recognized Indian tribe (the “Tribe”), FIREKEEPERS DEVELOPMENT AUTHORITY, an unincorporated instrumentality and political subdivision of the Tribe created under tribal law to develop and operate the Tribe’s gaming enterprise (the “Authority”), and GAMING ENTERTAINMENT (MICHIGAN), LLC, a Delaware limited liability company (“Manager”) (jointly and severally the “Parties” or “Party”).
1. Recitals
1.1 The Tribe and Green Acres Casino Management Company, Inc. (“Green Acres”) entered into management agreements, dated June 11, 1994, for class II and class III gaming, as amended by an addendum dated January 4, 1995, which addendum, inter alia, added Full House Resorts, Inc. (“FHRI”) as part of the management (collectively, the “Original Agreements”). Green Acres and FHRI have made all payments and, together with the Tribe, have otherwise performed all of their obligations required under the Original Agreements.
1.2 Manager and the Tribe entered into an Amended and Restated Class III management agreement on November 18, 1996, superseding the Original Agreements, and making certain other changes as set forth therein. The Parties made further changes and executed a Temporary Facility Management Agreement and Second Amended and Restated Management Agreement on June 9, 1999. The Temporary Facility Management Agreement was subsequently revised by later agreements between the Parties dated November 3, 2002, and June 12, 2006, each was forwarded to the National Indian Gaming Commission (NIGC) for review and approval. The Parties now desire to make further changes to the agreement between them, including the joinder of the Authority as a party hereto as the Tribe’s designated gaming enterprise development authority, and as set forth in this Amended and Restated Management Agreement (hereafter “Management Agreement” or this “Agreement”). This Agreement supersedes any prior agreement between either or both of the Tribe and the Authority on the one hand and the Manager on the other.
1.3 The Tribe has established the Authority as an unincorporated instrumentality and political subdivision of the Tribe formed under the Tribe’s laws, and delegated the exclusive right to develop and operate the Tribe’s gaming Enterprise. In addition, the Tribe has appointed Firekeepers Development Authority to act as its representative and exclusive agent under this Management Agreement, to exercise the rights and perform the obligations of the Tribe hereunder, and to provide or withhold any consent or approval required from the Tribe under this Management Agreement. The Tribe is a party to this Management Agreement to (i) give effect Articles 17 and 19 hereof and (ii) effect the necessary modifications to its prior agreements with Manager, but, as hereinafter further provided, the Manager shall henceforth look solely to the Authority with respect to the performance of this Management Agreement in the interest, and on behalf of the Tribe.

1.4 The Authority, with the assistance of Manager, has obtained an Interim Credit Facility from IGT (the “Interim Credit Facility”) to continue design and development of a Gaming Facility, and has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to facilitate the Loan, that will permit the Authority, as representative and agent of the Tribe, (i) to construct a Gaming Facility (as that term is herein defined) suitable for conducting Gaming (as that term is herein defined) on Indian lands in the State of Michigan pursuant to the Tribe’s recognized powers of self-government and the Constitution, statutes and ordinances of the Tribe, as well as (ii) for other purposes.
1.5 The Tribe has delegated to the Authority the authority and responsibility to establish an Enterprise (as herein defined) to conduct Gaming on the Property to serve the social, economic, educational and health needs of the Tribe, to increase Tribal revenues and to enhance the Tribe’s economic self-sufficiency and self-determination. This Agreement sets forth the manner in which the Enterprise will be established and managed in the Gaming Facility.
1.6 The Authority is seeking assistance and expertise from Manager concerning the financing, development, and construction of the Gaming Facility, and technical experience and expertise for the management and operation of the Enterprise, and instruction for members of the Tribe in the operation of the Enterprise. The Manager is willing and able to provide such assistance, experience, expertise, and instruction.
1.7 The Authority, as the Tribe’s representative and agent, grants the Manager the exclusive right and obligation to develop, manage, operate and maintain the Enterprise and to train Tribal members and others in the operation and maintenance of the Enterprise during the term of this Agreement, in accordance with the provisions of this Agreement. The Manager wishes to perform these functions exclusively for the Authority, on behalf of the Tribe, as limited in Section 3.3 below.
1.8 This Agreement will be submitted to the NIGC for approval pursuant to IGRA and terminates and supersedes all prior written agreements between either or both the Tribe and the Authority on one hand and the Manager on the other.
1.9 Manager has previously made nonrefundable payments to the Tribe in the aggregate amount of Six Hundred and Sixty Thousand ($660,000), Ninety Three Thousand Five Hundred and Twenty-Seven Dollars ($93,527) for professional services, and Three Hundred Thousand ($300,000) for the Tribe’s Community Center. These payments constitute gifts to the Tribe and shall not be considered Pre-Financing Costs or reimbursed to the Manager.
2 Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section 2:
2.1 Authority Board. “Authority Board” means the Authority’s Board of Directors.
2.2 BIA. “BIA” is the Bureau of Indian Affairs of the Department of the Interior of the United States of America.

2.3 Budgets. “Budgets” shall mean the Operating Budget and the Capital Expense Budget for the Gaming Facility.
2.4 Capital Expenses. “Capital Expenses” shall mean the cost of construction, alteration or rebuilding of the Gaming Facility and any furniture, trade fixtures and equipment and other tangible or intangible property of the Gaming Facility, the costs of which are required by GAAP to be capitalized and depreciated or amortized. For purposes of this definition, any property costing less than $5,000 shall be an Operating Expense of the Enterprise.
2.5 Capital Expense Budget. “Capital Expense Budget” shall mean the budget for Capital Expenses adopted in accordance with Section 4.9.
2.6 Capital Reserve Fund. “Capital Reserve Fund” shall mean the reserve fund established in accordance with Section 4.13.6 to pay Capital Expenses.
2.7 Chairman. “Chairman” shall mean the Chairman from time to time of the NIGC.
2.8 Charter. “Charter” shall mean the Charter of the Authority, adopted on March 21, 2007, as the same may be amended from time to time.
2.9 Class II Gaming. “Class II Gaming” shall mean Class II Gaming as defined in IGRA and its implementing regulations.
2.10 Class III Gaming. “Class III Gaming” shall mean Class III Gaming as defined in IGRA and its implementing regulations.
2.11 Collateral. “Collateral” shall mean (a) the Authority’s share of future Net Revenues, before distribution pursuant to Section 6 of this Agreement, from the Enterprise and/or Gaming Facility, or other future undistributed Net Revenues arising or generated after the termination of this Agreement; and (b) undistributed gaming and related Net Revenues from the Gaming Facility arising or generated after the date that a matter in dispute is referred to arbitration, pursuant to Section 17, up to the amount of money, if any, in dispute.
2.12 Commencement Date. “Commencement Date” shall mean the first date that the Gaming Facility is substantially complete, open to the public and that Gaming is conducted in the Gaming Facility pursuant to the terms of this Agreement. The Manager shall memorialize the Commencement Date in a writing signed by the Manager and delivered to the Authority, the Tribe, and the Area Director, Minneapolis Area Office, BIA.
2.13 Compact. “Compact” shall mean a Tribal-State Compact between the Tribe and the State of Michigan regarding Class III Gaming, as now in effect and as the same may, from time to time, be amended.
2.14 Constitution. “Constitution” shall mean the Constitution of the Tribe adopted September, 1979, and as the same may, from time to time, be amended.
2.15 Development and Construction Costs. “Development and Construction Costs” shall mean the sum of all costs incurred in developing, designing and constructing the Gaming Facility and other Improvements that are required for the Gaming Facility’s initial operation, including, without limitation, any costs related to acquisition of the Property, obtaining any Government Agency approvals, architect and engineering services, and other professional services.

2.16 Effective Date. The “Effective Date” shall mean the date of written approval by the Chairman of (i) this Agreement, as executed by the Parties, (ii) any other documents collateral thereto that require approval by the Chairman or the BIA, as the case may be, and (iii) a Tribal Gaming Ordinance, whichever occurs latest.
2.17 Enterprise. The “Enterprise” is:
(a)
any commercial gaming enterprise of the Authority, developed and operated on behalf of the Tribe, authorized under the Indian Gaming Regulatory Act (IGRA), conducted in the Gaming Facility that is or was operated and managed by Manager in accordance with the terms and conditions of this Agreement,

(b)	Automatic Teller Machines (“ATM”) within the Gaming Facility,

(c)	the sale of food, beverages (including alcoholic beverages), within the Gaming Facility,

(d)	gifts and souvenirs and the sale of tobacco conducted within the Gaming Facility.
2.18 Enterprise Employees. “Enterprise Employees” shall mean those employees working at the Gaming Facility other than the General Manager. Enterprise Employees are deemed employees of the Authority.
2.19 Enterprise Employee Policies. “Enterprise Employee Policies” shall have the meaning given to it in Subsection 4.6.2.
2.20 Financial Institution. “Financial Institution” shall mean a financial institution, syndicate of financial institutions, institutional purchaser(s) of debt securities, or a trustee for any such institution, as may be approved by the Authority and the necessary federal authorities, which provides the Loan to the Authority.
2.21 Furniture and Equipment. “Furniture and Equipment” shall mean all furniture, furnishings, and equipment required in the operation of the Gaming Facility in accordance with the Plans and Specifications.
2.22 Gaming. “Gaming” shall mean any and all activities defined as Class II or Class III Gaming under IGRA.
2.23 Gaming Commission. “Gaming Commission” shall mean the body created pursuant to the Tribal Gaming Ordinance to regulate Gaming in accordance with the Compact, IGRA and the Tribal Gaming Ordinance.

2.24 GAAP. “GAAP” shall mean United States generally accepted accounting principles consistently applied applicable to Tribal government operations as set out in Governmental Accounting Standards Board (GASB) Statements. For purposes of this Agreement, the Enterprise elects, as authorized under GASB Statement 20, paragraph 7, to apply all Financial Standards Board Statements (FASB) pronouncements issued after November 30, 1989, except for those that conflict with or contradict GASB pronouncements. Notwithstanding treatment under GAAP, for the purposes of this Agreement, interest expenses will be included in the computation of Operating Expense.
2.25 Gaming Facility. “Gaming Facility” shall mean the buildings, improvements, and fixtures hereafter constructed on the Property pursuant to this Management Agreement.
2.26 General Manager. “General Manager” shall mean the person employed by Manager and licensed by the Gaming Commission to direct the operation of the Gaming Facility.
2.27 General Contractor. “General Contractor” shall mean the contractor or contractors selected by the Manager, with the Authority’s approval, not to be unreasonably withheld, to construct the Improvements and any additions thereto in accordance with the Plans and Specifications.
2.28 Gross Revenues. “Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Enterprise including, without limitation, the total amount of cash wagered on class II and class III games and admissions fees (including table or card fees), food and beverage sales, net ATM proceeds, and rental from lessees, sublessees, licensees or concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires), business interruption insurance proceeds, temporary condemnation awards, and proceeds from litigation and other claims against third parties. Gross Revenues shall not include revenues constituting (i) proceeds of any indebtedness, (ii) any contributions by or on behalf of Tribe, (iii) proceeds of condemnation or, exclusive of proceeds of business interruption insurance, proceeds of insurance not reimbursing any costs previously treated as an Operating Expense, (iv) Promotional Allowances and (v) any interest or other earnings that accrues on the Tribal Distribution Account. Unless otherwise agreed by the Parties, lessees, sublessees, licensees, or concessionaires which are subsidiaries or affiliates of the Authority, the Tribe, or the Manager shall be required to pay a fair market rental.
2.29 IGRA. “IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100- 497, 25 U.S.C. § 2701 et seq. as it may, from time to time, be amended.
2.30 Improvements. Subject to Section 4.1.1 herein, “Improvements” shall mean the improvements constructed and to be constructed (including but not limited to the Gaming Facility) or installed on the Property and on adjacent areas for the benefit of the Property, including without limitation, the Facility access ways and roadways, parking areas, drainage improvements, utility lines, and landscaping, all of which will be constructed in accordance with the Plans and Specifications approved by the Tribe.
2.31 Legal Requirements. “Legal Requirements” shall mean singularly and collectively all applicable laws and regulations including without limitation the Tribal Gaming Ordinance, IGRA, the Compact, and applicable Tribal, federal and state statutes, regulations and ordinances.

2.32 Loan. “Loan” shall mean any debt financing, loan or loans made to the Authority to finance the cost of the Improvements and the Furniture and Equipment, to provide Working Capital, to fund Start-up Expenses and pay costs associated with the Loan, as provided in Section 3, and to fund such other costs as are specified in this Agreement to be part of the Loan.
2.33 Loan Agreement. “Loan Agreement” shall mean the loan agreement(s), indenture(s), credit agreement(s) or other agreement that set forth the terms of any Loan, as the same may be amended, and any substitutions therefor, with respect to the Loan(s), to be executed by the Authority and a Financial Institution (or one or more trustees or agents acting on behalf of a Financial Institution); provided that no agreement or document shall constitute a Loan Agreement if that agreement or document, either alone or with other agreements or documents, or grants any proprietary interest in the Enterprise within the meaning of IGRA or regulations promulgated thereunder.
2.34 Loan Documents. “Loan Documents” shall mean the Loan Agreement, promissory note(s) evidencing the Loan, the security agreement securing the Loan and such other documents as may be executed from time to time with respect to the Loan and any amendments thereto and substitutions therefor; provided that no agreement or document shall constitute a Loan Document if that agreement or document, either alone or with other agreements or documents, constitutes a management contract or grants any proprietary interest in the Enterprise within the meaning of IGRA or regulations promulgated thereunder.
2.35 Loan Payments. “Loan Payments” shall mean the principal and other payments due under the Loan Documents.
2.36 Management Fee. “Management Fee” shall mean the management fee as provided in Section 6.7.
2.37 Minimum Guaranteed Monthly Payment. “Minimum Guaranteed Monthly Payment” shall mean that payment due the Tribe as described in Section 6.3.
2.38 NIGC. “NIGC” shall mean the National Indian Gaming Commission established pursuant to 25 U.S.C. § 2704, or any amendment to that Section.
2.39 Net Revenues. “Net Revenues” shall mean Gross Revenues from the Enterprise less:
(i) amounts paid out as, or paid-for, prizes and
(ii) total Operating Expenses, excluding the Management Fee.
2.40 Operating Budget. “Operating Budget” shall mean the budget for Operating Expenses adopted in accordance with Section 4.9.
2.41 Operating Expenses. Operating Expenses” shall mean all normal and necessary costs and expenses in the operation of the Enterprise as determined in accordance with GAAP, plus regardless if constituting an operating expenses, the following: (1) interest expense and all non-operating expenses of the Enterprise determined in accordance with GAAP; (2) depreciation and amortization; (3) salaries, wages, and benefits for the Enterprise Employees (other than the General Manager); (4) materials and supplies; (5) utilities; (6) repairs and maintenance; (7) accounting fees; (8) interest on installment contract purchases; (9) insurance and bonding; (10) advertising and marketing, including busing and transportation of patrons; (11) transportation services to effect the safe transport of daily Enterprise receipts

(12) legal and professional fees; (13) fees, costs, dues and contributions associated with Tribal and Enterprise membership and participation in trade associations, political action associations and related associations; (14) fire, safety and security costs; (15) reasonable travel expenses for officers and employees of the Enterprise, when such travel is related to the business of the Enterprise, and for the Chairperson, members and key employees of the Authority, the Tribe, the Authority Board or the Tribal Council when such travel is related to the business of the Enterprise (16) trash removal; (17) costs of goods and services sold; (18) the costs of the Gaming Commission pursuant to Section 4.6.6; (19) Enterprise recruiting and training expenses; (20) fees due to the NIGC under IGRA or the State of Michigan or local governments pursuant to the Compact; (21) lease payments for personal property; (22) internal audit and surveillance costs; (23) property costing less than $5,000 as provided in section 2.3 herein; and (24) other costs and expenditures permitted to be treated as an expense of the Enterprise in accordance with GAAP. Operating Expenses shall not include: (1) distributions to the Authority or the Tribe (other than reasonable payments that if not made to the Tribe or an affiliate of the Tribe would be treated as an Operating Expense); (2) principal payments on debt; or (3) for purposes of calculations under Section 6, the Manager’s Fee. In determining depreciation as an Operating Expense, the useful life of gaming equipment shall not exceed five (5) years, other furnishings and fixtures shall not exceed seven (7) years, and of the Gaming Facility shall not exceed thirty-nine (39) years.
2.42 Pre-Financing Costs. “Pre-Financing Costs” shall mean those costs incurred by Manager by or on behalf of the Tribe during the period prior to the Authority securing the Interim Credit Facility, which are to be repaid by the Authority under the terms of this Agreement and any other project-related costs or advances for Tribal government services incurred by Manager in accordance with this Management Agreement until the Commencement Date.
2.43 Plans and Specifications. “Plans and Specifications” shall mean the plans and specifications specified in Section 3.1.6 herein and shall generally refer to the drawings (graphic and pictorial portions showing the design, location and dimensions, including plans, schedules and diagrams) and specifications (written requirements for materials, equipment, systems, standards and workmanship and performance of related services) for the Project.
2.44 Preferred Payment. “Preferred Payment” shall mean that payment due the Authority as described in Section 6.4.
2.45 Project. “Project” shall mean the Property, the Improvements, Furniture and Equipment and the Enterprise.
2.46 Project Costs. “Project Costs” shall mean all costs necessary to develop and open the Project, including Development and Construction Costs, furniture, fixtures and equipment, Working Capital, Pre-Financing Costs, Start-Up and Pre-opening Costs, costs associated with the Loan (including interest due in respect of the Loan), and the Tribal Operations Loan.
2.47 Promotional Allowances. “Promotional Allowances” shall mean the retail value of complimentary food and beverage, merchandise, entertainment and tokens for gaming, provided to patrons as promotional items.

2.48 Property. “Property” shall mean the land held in trust by the United States for the benefit of the Tribe, located in the Charter Township of Emmett, Calhoun County, Michigan on which the Gaming Facility is planned to be located.
2.49 Recoupment Payment. “Recoupment Payment” shall mean the repayment from the Authority’s share of Net Revenues of: (a) any advance made by the Manager to the Authority of a Minimum Guaranteed Payment as contemplated by Section 6.3; or (b) any portion of the Management Fee which is not paid to the Manager as provided in Section 6.7.
2.50 Reserve Funds. “Reserve Funds” shall mean the Capital Reserve Fund and such additional reserve funds as the parties, by mutual consent, may agree to create.
2.51 Site. “Site” shall mean the location of the Gaming Facility. Attached hereto as Exhibit A is the legal description of the Site.
2.51 “Start-Up and Pre-Opening Costs” shall mean all those costs incurred for the Enterprise during the six month period prior to the scheduled Commencement Date necessary to prepare the Gaming Facility for opening.
2.52 Term. “Term” shall mean the seven-year term of this Agreement as specified in Section 3.2.
2.53 Tribal Council. “Tribal Council” shall mean the Tribal Council created pursuant to the Tribe’s Constitution or, at the option of the Tribal Council, a designee committee created pursuant to resolution or ordinance of the Tribal Council.
2.54 Tribal Distribution Account. “Tribal Distribution Account” shall mean the account established pursuant to 4.13.7.
2.55 Tribal Gaming Ordinance. The “Tribal Gaming Ordinance” is the ordinance and any amendments thereto enacted by the Tribe, which authorizes and regulates Gaming on Indian lands within the jurisdiction of the Tribe.
2.56 Authority’s Project Coordinator. The “Authority’s Project Coordinator” shall mean the individual hired by the Authority Board to act as the liaison between the Authority and the Manager and Architect, and assist the Authority Board in providing Authority approvals to Manager and Architect that are necessary for the design and construction of the Improvements, as more fully set forth in section 3.1.7.1 herein and under the 2002 Architect Agreement between Manager and the Architect.
2.57 Authority’s Share of Net Revenues. The “Authority’s Share of Net Revenues” shall mean 100% of the Net Revenues less the Management Fee as that term is defined in Section 6.7 herein. Such Authority share of Net Revenues shall be subject to the deduction and payments for debt service constituting principal repayments, capital expenses, and the reserving of funds as provided in Section 6 herein.

3 Covenants. In consideration of the mutual covenants contained in this Agreement, the Parties agree and covenant as follows:
3.1 Engagement of Manager. The Authority, acting as representative and exclusive agent of the Tribe, hereby retains and engages Manager as an independent contractor for the Term, and Manager accepts such engagement. The Authority retains the Manager to manage the Enterprise and train Tribal members and others in the management of the Enterprise in accordance with the terms of this Agreement. The Manager hereby accepts such retention and engagement. The Authority, acting as representative and exclusive agent of the Tribe, shall have the sole proprietary interest in the Enterprise. Nothing contained herein grants or is intended to grant Manager a titled interest to the Gaming Facility or to the Enterprise. Pursuant to its engagement by the Authority, Manager shall undertake the duties as set forth herein.
3.1.1 Community Center Contribution. The Manager has contributed the sum of Three Hundred Thousand Dollars ($300,000) towards the construction of a Tribal Community Center, and assisted the Tribe in supervising the design and completion of construction of the Tribal Community Center. Such contribution shall constitute a gift from Manager to the Tribe and shall not be included in the Pre-Financing Costs to be reimbursed to the Manager.
3.1.1.1 Manager’s Payment of Pre-Financing Costs. Notwithstanding anything to the contrary, upon execution of this Agreement, the Parties acknowledge that the Manager has advanced all reasonable costs related to obtaining Government Agency approvals, architect and engineering services, and other professional services as were required by the Parties to advance the Project prior to the Interim Loan Facility, and shall be repaid by the Authority from the Loan, or as otherwise provided herein at Sections 3.1.8 and 6.8. Manager shall provide the Authority monthly statements, which shall be audited by the Authority, of all Pre-Financing Costs incurred by or on the Tribe’s or the Authority’s behalf for review and acceptance by the Authority.
3.1.1.2 Tribe’s advances for costs associated with governmental approvals in the approximate amount of $66,000. The parties agree that the Tribe has advanced some of its own funds in its efforts to secure necessary governmental approvals, which has not been repaid or reimbursed, and upon presentation of a statement of such costs, the Tribe shall be repaid from the Loan.
3.1.2 Development and Construction Costs. The Manager shall have the responsibility to supervise, in accordance with the Project Design and Construction Management Agreement entered into between the Authority and Manager contemporaneously with this Management Agreement, and through an architect already engaged by the Authority (the “Architect”), the design and completion of all construction, development, improvements and other activities related to the Project undertaken pursuant to the terms and conditions of the contract(s) with the General Contractor and will require the General Contractor and its subcontractors to furnish appropriate payment and performance bonds. The Development and Construction Costs shall be paid through the Loan. The Manager shall, upon submission of invoices and certification by the General Contractor and by the Architect to the Manager and the Authority, reimburse the General Contractor and Architect for their services, subject to the provisions of the Loan Documents.

3.1.3 Equipment Costs. The Manager shall purchase or lease on behalf of the Enterprise the necessary Furniture and Equipment, with the approval of the Authority, which Furniture and Equipment, when purchased, shall be owned by the Authority. The Manager agrees to assist the Authority to obtain a Loan to the Authority of the funds necessary for the purchase or lease of such Furniture and Equipment as may reasonably be required for a Gaming Facility of the size and quality agreed upon by the Parties; it is the Parties’ intent to construct a 226,044 square foot structure in which Gaming Facility will be located. The Manager may, upon securing lease financing, lease on behalf of the Enterprise all or a portion of such Furniture and Equipment, subject to the Authority approving the terms of the lease.
3.1.4 Working Capital. The Manager shall assist the Authority to secure the Loan necessary for working capital on or before the Commencement Date for the operation of the Enterprise on a sound business basis and in accordance with an approved Operating Budget. The amount provided for Working Capital and additional working capital shall be included in Project Costs and shall not increase the total Project Cost above that stated in section 3.1.7. After the Commencement Date, any additional Working Capital shall be provided by the Authority,
3.1.5 Start-Up and Pre-Opening Expenses. Prior to the Commencement Date, the Manager shall assist the Authority to secure a Loan to provide to the Enterprise the funds necessary for Startup and Pre-Opening expenses that are required for the operation of the Enterprise on a sound business basis and in accordance with an approved Operating Budget.
3.1.6 Plans and Specifications. The Manager and the Authority, through the Authority Board, shall agree to Plans and Specifications for the Gaming Facility, defining all activities, materials, and services necessary for the Improvements and the Enterprise.
3.1.7 Project Costs. The Manager and the Authority agree that the total project cost shall not exceed $425 Million Dollars ($425,000,000) without the Authority’s written approval in its sole discretion, and that Manager shall assist the Authority to secure a Loan to fund all Project Costs for the Project in accordance with the terms and conditions herein not to exceed $425 Million Dollars ($425,000,000).
3.1.7.1. Hiring of the Authority’s Project Coordinator. The Parties agree that, in order for the Authority Board to timely review the Plans and Specifications and provide necessary approvals to Manager and Architect under the terms of the Architect Agreement, the Authority may hire a Project Coordinator. The cost of the Project Coordinator position shall be a Project Cost from the date of the Project Coordinator’s hiring until the Commencement Date. The Authority has sole discretion to fill the Project Coordinator position as a consultant to the Authority, a full-time Authority employee, or combination thereof. For the period that the Project Coordinator may be a full-time employee of the Authority, the Parties agree that the Tribe’s or Authority’s standard fringe benefits package will also constitute a Project Cost until the Commencement Date. Thereafter, the costs of the Project Coordinator will be borne solely by the Authority.
3.1.8 Loan Advances. With the Manager’s assistance, the Authority shall secure a Loan to provide all funds required to pay costs in Sections 3.1.1.1, 3.1.1.2, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.1.7.1, and 6.13 other than those paid through advances of Pre-Financing Costs by Manager which shall in turn be repaid to Manager in accordance with this Agreement from the proceeds of the Loan. Except as otherwise provided herein, advances under said Sections shall be made only upon adequate documentation that an obligation has been incurred and such obligation is currently due and owing and after review by the Manager and by the Tribe or Authority. With the consent of any Financial Institution whose consent is so required, any funds advanced by Manager under this Section 3.1 as Pre-Financing Costs shall only be repayable from the Loan and from the Collateral and shall not otherwise be an obligation of the Tribe. In the event the Manager is not repaid the advance of Pre-Financing Costs from the Loan, Manager shall be repaid in accordance with Paragraph 6.8. The Loan shall be secured by a first lien on the Collateral to the extent set forth in any applicable Loan Agreement.

3.2 Term. The Term of this Agreement shall begin on the Effective Date and continue for a period of seven (7) years after the Commencement Date, except as provided in Section 4.5.
3.3 Exclusivity of Operations. During the Term, neither the Manager, the Tribe, nor the Authority will establish or operate any other Gaming within fifty (50) miles of the Property without the express written consent of the other Party.
3.4 Parties’ Compliance with Law; Licenses. The Manager, the Authority, and the Tribe will at all times comply with all Legal Requirements. All Gaming covered by this Agreement shall be conducted in accordance with all Legal Requirements. Manager shall take no action or engage in any activity that would cause the Authority or Tribe to be in violation of any Legal Requirements, and the Authority or Tribe shall take no action or engage in any activity that (i) would cause Manager or the members of Manager to be in violation of any Legal Requirements or (ii) could result in the revocation of any gaming license held by Manager or the members of Manager.
3.4.1 Conflicting Legal Requirements. The Manager shall not be obligated to comply with any Tribal Ordinance or other Tribal law if to do so would cause the Manager to violate any applicable non-Tribal law.
3.4.2 Licenses. The Manager, Manager’s executive officers and all other persons required by applicable law shall seek a license to operate the Enterprise pursuant to the Tribal Gaming Ordinance. The Gaming Commission shall act upon all such license applications promptly and may not arbitrarily or capriciously deny any license sought under this Subsection 3.4.2.
3.4.3 Indian Civil Rights Act. The Tribe shall take no action that violates the Indian Civil Rights Act (25 U.S.C. §§ 1301-1303) or the Tribe’s Constitution.
3.4.4 Internal Revenue Code and Bank Secrecy Act. The Manager shall comply with all applicable provisions of the Internal Revenue Code and the Bank Secrecy Act including, but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or under the Compact.
3.4.5 Compliance with the National Environmental Policy Act. The Authority shall supply the NIGC with all information requested by the NIGC to comply with any regulations of the NIGC issued pursuant to the National Environmental Policy Act (NEPA).
3.5 Management Fee. Subject to the terms of this Agreement, the Authority agrees to pay the Manager the Management Fee as provided in Section 6.7.
3.6 Fire and Safety. The Gaming Facility shall be constructed and maintained in compliance with the standard uniform BOCA code concerning fire and safety, provided that nothing in this Agreement shall grant any jurisdiction to any state government or any political subdivision thereof over the Property or the Gaming Facility.

3.6.1 Fire Protection. The Manager shall have the responsibility to provide the Gaming Facility with adequate fire protection services and equipment, including sprinklers. The Authority shall have the responsibility for obtaining cooperative agreements under which the BIA, and/or local municipalities with volunteer fire departments, shall agree to provide fire fighting services in the event of a fire at the facility. The costs of fire protection under this Section shall be an Operating Expense.
3.6.2 Public Safety Services. The Manager shall provide appropriate security and public safety services for the operation of the Enterprise. All aspects of the Gaming Facility security shall be the responsibility of the Manager. Any security officer shall be bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and increased public safety services, including police protection and emergency medical services, shall be an Operating Expense.
3.7 Uniform Commercial Code. Subject to the requirements of this Agreement and the Loan Documents, the parties agree that Articles I, II, III, IV, V, VI, VII, and IX of the Uniform Commercial Code, as adopted by the State of Michigan, shall govern this Agreement and all activities and contracts involving the Enterprise. All filings for perfection pursuant to Article IX shall be done with the Secretary of State for the State of Michigan unless the Tribe shall establish an office to receive such filings. Nothing in this Section shall constitute a waiver of tribal sovereign immunity, written notification requirements, or constitute consent of the Tribe to the regulatory, adjudicatory or other jurisdiction of the State of Michigan.
3.8 Property. The Parties agree that the purchase price of the Property shall be treated as a Pre-Financing Cost and repaid by the Authority to the Manager from the proceeds of the Loan to be secured by the Authority or otherwise in accordance with Paragraph 3.1.8.
4 Business Affairs in Connection with Enterprise.
4.1 Manager’s Authority and Responsibility. All business and affairs in connection with the day-to-day operation, management, maintenance, and improvement of the Gaming Facility, including the establishment of operating days and hours, consistent with the Tribal Gaming Ordinance, shall be the responsibility of the Manager. The Manager is hereby granted the necessary power and authority to act, through the General Manager, in order to fulfill its responsibilities under this Agreement. The General Manager shall be a person selected by the Manager, subject to the approval of the Authority, which approval shall not be unreasonably withheld.

4.1.1 Manager’s Authority and Responsibility Regarding Additional improvements. The Parties agree that Manager’s share of revenues derived from additional improvements which the Authority may choose to build on or near the Property after the Commencement Date shall be dependent on Manager’s involvement in financing such improvement(s), and the level of Manager’s duties and responsibilities associated with the planning, design, construction, operation and maintenance of any such improvement(s), or the activities occurring in the improvement(s), all as the Authority or Tribe may delegate to Manager, and the Parties agree upon through subsequent negotiation. Nothing herein shall deny Manager the exclusive right, during the term of this Agreement, to operate any and all Gaming activities on the Property on the Authority’s or the Tribe’s behalf as may be permitted under IGRA and the Tribe-State compact. It is understood that approval by the NIGC of this Agreement does not constitute an approval by the NIGC, if any such approval is necessary under the Legal Requirements, to any future improvements the Parties may subsequently plan or construct on or near the Property.
4.2 Duties of the Manager. In managing, operating, maintaining, improving and repairing the Gaming Facility, the cost of which shall be either an Operating Expense or Capital Expense, the Manager’s duties shall include, without limitation, the following:
4.2.1 Management. The Manager shall use reasonable measures for the orderly administration, management, and operation of the Enterprise including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair and improvement work as is reasonably necessary.
4.2.2 Contracts in Enterprise’s Name and at Arm’s Length. Contracts for the operations of the Enterprise shall be entered into in the name of the Enterprise and be signed by the General Manager. Except in the event of an emergency, any contract requiring an expenditure in any year in excess of Twenty-Five Thousand Dollars ($25,000) shall be approved by the Authority. The Authority, in its sole discretion, may raise this threshold amount for contract approval to $50,000 by providing written notice to the Manager, and in such event any contract requiring an expenditure in any year in excess of Fifty Thousand Dollars ($50,000) shall be approved by the Authority. No contracts for the supply of goods or services to the Enterprise shall be entered into with parties affiliated with the Manager or its officers or directors unless the affiliation is disclosed to the Authority in writing, and the contract terms are determined by the Authority to be no less favorable for the Enterprise than could be obtained from a non-affiliated contractor. Notwithstanding anything to the contrary contained herein, contracts for the supply of any goods or services paid for entirely by the Manager may be provided by parties affiliated with the Manager or its officers or directors, provided that payments on such contracts shall not constitute Operating Expenses and shall be the sole responsibility of the Manager. Absent the prior written approval of the Tribal Council or Authority Board, as the case may be, no contract entered into by Manager or entered into in the name of the Enterprise shall contain as a provision a waiver of the Tribe’s or the Authority’s sovereign immunity from suit.
4.2.3 Culturally Sensitive Material. The Manager agrees that the choices involving the Enterprise and the Gaming Facility including but not limited to the Enterprise Employees’ uniforms, interior design, promotions and marketing shall be culturally appropriate and shall in no way denigrate Indian history or culture by the use of stereotyped images, symbols and language. If, at any time, the Manager is notified by the Authority or the Tribe that any such activity is not culturally appropriate, the Manager shall have thirty (30) days to cease such activity.
4.3 Damage, by fire, war casualty, Act of God, Condemnation.

4.3.1 If, during the Term, the Gaming Facility is damaged or destroyed by fire, war, Act of God or other casualty, or if the Property or the Gaming Facility is partially condemned, the Manager agrees to carry sufficient insurance to rebuild the Gaming Facility and shall reconstruct the Gaming Facility to a condition at least comparable to that before the casualty or partial condemnation occurred. Except to the extent otherwise required to be reserved or applied to pay amounts with respect to a Loan under any Loan Document, insurance or condemnation proceeds shall be applied to that reconstruction, which shall be completed as soon as possible. If the insurance or condemnation proceeds are insufficient to reconstruct the Gaming Facility to such condition where Gaming can once again be conducted, the Authority, at its option and with the assistance of Manager, may secure such additional funds as are necessary to reconstruct the Gaming Facility to such condition and such funds may be secured by the revenues from the Enterprise as Collateral.
4.3.2 Total Condemnation. In the event that the Enterprise or the Property is condemned in total by a governmental agency with the lawful authority to carry out such an action, except to the extent otherwise required to be reserved or applied to pay amounts with respect to a Loan under any Loan Document, the proceeds from any such condemnation award shall be applied (i) to retire any amounts due under the Loan Agreement, and, if any sums remain, (ii) to pay the Authority or Tribe, as owner for the value of the land, buildings, and fixtures; provided, however, that any condemnation award that includes lost profits shall be shared between the Parties, with the allocation to Manager calculated on the basis of Manager’s remaining term and its percentage share of Net Revenues. The Parties shall retain all money previously paid under Section 6 of this Agreement.
4.4 Manager’s Obligation; Suspension of Manager’s Duties. The Manager’s obligations under this Agreement, except for its obligation under Sections 3.1.1.1 and 6.13, are conditioned on (i) NIGC approval of this Agreement and (ii) the timely issuance of all required approvals for the construction of the Gaming Facility. If during the Term, Gaming on the Property is: (i) legally prohibited or (ii) rendered economically unfeasible as a result of the Authority’s or Tribe’s default under this Agreement or the adoption of a Tribal Ordinance or other Tribal law, the Manager may suspend its duties under this Agreement.
4.5 Tolling of the Agreement. If, after a period of cessation of Gaming on the Property because of damage, destruction or condemnation or because Gaming on the Property is: (i) legally prohibited or (ii) rendered economically unfeasible as a result of the Authority’s or Tribe’s default under this Agreement or the adoption of a Tribal Ordinance or other Tribal law, the recommencement of Gaming shall be legally and commercially feasible in the sole judgment of the Manager, and if the Manager has not terminated this Agreement, the period of such cessation shall not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such cessation period; provided that the extension shall not exceed twelve months.
4.6 Employees.
4.6.1 Manager’s Responsibility. Manager shall have, subject to licensing by the Gaming Commission and the terms of this Agreement, the exclusive responsibility and authority to hire, direct, select, control and discharge all Enterprise Employees, including security personnel, performing regular services for the Enterprise in connection with the maintenance, operation, and management of the Enterprise and the Gaming Facility and any activity upon the Property; and the sole responsibility for determining whether a prospective employee is qualified and the appropriate level of compensation to be paid. Manager will make all reasonable efforts to hire members of the Tribe into management positions for the Enterprise and to provide training of such personnel as required under sections 4.6.8 and 9.18.3 of this Agreement. Such efforts will include without limitation hiring qualified members of the Tribe in the management positions for the Enterprise.

4.6.2 Enterprise Employee Policies. The Manager shall prepare a draft of personnel policies and procedures (the “Enterprise Employee Policies”), including a job classification system with salary levels and scales, which policies and procedures the Manager shall submit to the Authority Board for its approval. The Enterprise Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Authority engaged in the Enterprise as required by NIGC regulations. The grievance procedure shall be administered by a Grievance Committee comprised of the General Manager, a person appointed by the Authority Board, and a third member agreed on by the Manager and the Authority Board. Any revisions to the Enterprise Employee Policies shall not be effective unless they are approved in the same manner as the original Enterprise Employee Policies. All such actions shall comply with applicable Tribal law.
4.6.3 Manager’s Employee. The Manager shall employ the person holding the position of General Manager.
4.6.4 Enterprise Employees. Employees of the Enterprise will be designated as employees of the Authority.
4.6.5 No Manager Wages or Salaries. Except for the Management Fee, neither the Manager nor any of its officers, directors, shareholders, or employees shall be compensated by wages from or contract payments other than the Management Fee by the Enterprise for their efforts or for any work which they perform under this Agreement. Nothing in this subsection shall restrict the ability of an employee of the Enterprise to purchase or hold stock in the Manager, its parents, subsidiaries or affiliates where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than five percent (5%) of the outstanding stock in the corporation, provided that no member of the Authority Board or elected member of the Tribal Council shall be permitted to have any financial interest in Manager. The Manager is prohibited from hiring consultants to perform Manager’s responsibilities.
4.6.6 Access of Gaming Commission and Appointed Agents. The Gaming Commission or its appointed agents shall have the full access to inspect all aspects of the Enterprise, including the daily operations of the Enterprise, and to verify daily Gross Revenues and all income of the Enterprise, at any time without notice. The Enterprise shall reimburse the Tribe for the reasonable costs of operation of the Gaming Commission as an Operating Expense of the Enterprise up to a maximum annual amount of two million dollars ($2,000,000).
4.6.7 Employee Background Checks. A background investigation shall be conducted in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of the Manager or any of its affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall be employed by the Manager, the Authority, or the Tribe. The background investigation procedures employed shall be formulated in consultation between the Authority, the Tribe, and the Manager and shall satisfy all regulatory requirements independently applicable to the Manager. Any cost associated with obtaining such background investigations shall constitute an Operating Expense, provided, however, the costs of background investigations relating to shareholders, officers, directors or employees of the Manager shall not constitute an Operating Expense, but shall be paid by the Manager.

4.6.8 Indian Preference in Employment. In order to maximize benefits of the Enterprise to the Tribe, the Manager shall, during the term of this Agreement, to the extent permitted by applicable law, give preference in recruiting, training and employment to qualified members of the Tribe and their spouses and children in all job categories of the Enterprise, including management positions. The Manager shall provide training programs for Tribal members and their spouses and children. Such training programs shall be available to assist Tribal members in obtaining necessary skills and qualifications relating to all job categories. Final determination of the qualifications of Tribal members and all other persons for employment shall be made by Manager, subject to licensing by the Gaming Commission.
4.6.9 Removal of Employees. The General Manager will act in accordance with the Enterprise Employee Policies with respect to the discharge, demotion, or discipline of any Enterprise Employee.
4.7 Marketing and Advertising. Manager shall have the responsibility for setting the advertising budget and placing advertising and promoting the Enterprise, the budget for which shall be included in the annual budget approved by the Tribe as described in Section 4.9. Manager may utilize sales and promotional campaigns and activities involving complimentary rooms, food, beverage, shows, chips and tokens, provided that Manager shall receive no compensation, other remuneration or in-kind benefit from any marketing, advertising, sales or promotional campaign. In recognition that Manager or its affiliates manage or operate other gaming facilities, Manager shall be authorized to utilize cross-marketing promotions, strategies and techniques with the prior consent of the Authority.
4.8 Start-Up and Pre-Opening. Prior to the scheduled Commencement Date, Manager shall commence implementation of a Start-Up and Pre-Opening program which shall include all activities necessary to financially and operationally prepare the Gaming Facility for opening. To implement the Start-Up and Pre-Opening program, Manager shall prepare a comprehensive Start-Up and Pre-Opening budget which shall be submitted to the Authority for its approval sixty (60) days after the Effective Date (“Pre-Opening Budget”). All costs and expenses of the Pre-Opening program shall be paid from a special bank account(s) pursuant to terms mutually agreed upon by the Manager and the Authority (“Pre-Opening Bank Account(s)”).
4.9 Operating and Capital Expense Budgets.
4.9.1 Approval of Budgets. Manager shall, at least sixty (60) days prior to the scheduled Commencement Date, submit to the Authority, for its approval, a proposed Operating Budget and Capital Expense Budget for the remainder of the current fiscal year. Thereafter, Manager shall, not less than sixty (60) days prior to the commencement of each full or partial fiscal year, submit to the Authority, for its approval, proposed Budgets for the ensuing full or partial fiscal year, as the case may be. Manager shall meet with the Authority to discuss the proposed Budgets and the Authority’s approval of the Budgets shall not be unreasonably withheld.

4.9.2 Budget Revisions. Manager may submit to the Authority revisions in the Budgets from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of income or expense. With approval of the Authority, Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Budget as Manager deems necessary. The Manager shall not make any expenditures from funds or assets of the Enterprise except as set forth in the Budgets.
4.10 Contracting. In entering contracts for the supply of goods and services for the Enterprise, the Manager shall give preference to qualified members of the Tribe, their spouses and children, and qualified business entities certified by the Tribe to be controlled by members of the Tribe so long as the prices and/or rates are competitive. “Qualified” shall mean a member of the Tribe, a Member’s spouse or children, or a business entity certified by the Tribe to be controlled by members of the Tribe, who or which is able to provide goods and/or services at competitive prices and/or rates, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner, in the Manager’s opinion, can meet the reasonable bonding requirements of the Manager, and if a vendor is licensed by the Gaming Commission. The Manager shall provide written notice to the Authority in advance of all such contracting, subcontracting, and construction opportunities.
4.11 Litigation. If the Enterprise, the Authority, the Tribe, the Manager, or any employee of the Enterprise or any employee of Manager is sued by any person who is not a party to this Agreement, including claims involving tort or breach of contract, or is alleged by any such person to have engaged in unlawful or discriminatory acts in connection with the operation of the Enterprise, the Authority, the Tribe, or the Manager, as appropriate, shall defend such action. Any cost of such litigation shall constitute an Operating Expense, or, if incurred prior to the Commencement Date, shall be a start-up expense. Nothing in this Section 4.11 shall be construed to waive or limit the Authority’s or the Tribe’s sovereign immunity.
4.12 Internal Control Systems. The Manager shall install systems for monitoring the Enterprise (the “Internal Control Systems”) prior to the Commencement Date as required by 25 C.F.R. Part 542 of the NIGC Minimum Internal Control Standards (“MICS”) for Tier C gaming operations. The Internal Control Systems shall comply with all Legal Requirements. The Manager shall submit the Internal Control Systems to the Gaming Commission and any other governmental agency required to approve such systems prior to their implementation. Any significant changes to the Internal Control Systems shall be subject to review and approval by the Gaming Commission, the Authority Board, and the Tribal Council prior to implementation. The Gaming Commission shall have the right, at any time, to inspect and review the Internal Control Systems and to retain an auditor to (i) review the adequacy of the Internal Control Systems and (ii) perform internal audit functions at a minimum to meet the requirements of 25 C.F.R. Part 542 of the NIGC MICS. To the extent not covered above, Manager shall also install such other security system(s) as are standard in the gaming industry to prevent theft, fraud or other illegal activity by either employees or Gaming patrons so as to ensure the integrity of the Enterprise’s Gaming activities.

4.12.1 The Manager shall install and maintain a closed circuit television system to be used to provide surveillance over Gaming areas, including all cash handling activities of the Enterprise to meet all Legal Requirements. Manager shall also install surveillance systems over non-gaming areas, including parking areas, to better ensure the safety of the public. The Gaming Commission shall have full access to the closed circuit television system for use in monitoring the activities of the Enterprise.
4.13 Banking and Bank Accounts.
4.13.1 Bank Accounts. The Authority and Manager shall agree upon a bank or banks for the deposit and maintenance of funds and shall establish such bank accounts insured by the FDIC as they deem appropriate and necessary in the course of business and as consistent with this Agreement.
4.13.2 Daily Deposits to Depository Account. The Manager with the Authority’s approval shall establish for the benefit of the Enterprise in the Enterprise’s name a Depository Account. The Manager shall collect all Gross Revenues and other proceeds connected with or arising from the operation of the Enterprise, the sale of all products, food and beverage, and all other activities of the Enterprise, except for funds deposited into other authorized accounts, including the Capital Reserve Account, and any interest earned on such authorized accounts, and deposit the related cash daily into the Depository Account at least once during each 24-hour period except where deposit cannot be made during a 24 hour period because (1) it is a Bank holiday or (2) an Act of God prevents the deposit of proceeds in the place designated for deposit in which case the deposit shall be made on the next business day; and except cash required to maintain sufficient vault, cage and other readily assessable funds to meet the daily operating needs of the Enterprise (including non-gaming activities). All money received by the Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each 24-hour period except to the extent that slot machine drop for that day is insufficient to warrant daily drops and count, and no payment or other distribution out of Gross Revenues shall be made before their deposit. The Parties agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, which expense shall constitute an Operating Expense.
4.13.3 Disbursement Account. The Manager with the Authority’s approval shall establish for the benefit of the Enterprise in the Enterprise’s name one or more disbursement accounts (collectively, the “Disbursement Accounts”). Separate Disbursement Accounts shall be maintained for the various Reserve Funds. The Manager shall, consistent with and pursuant to the Budgets, have responsibility and authority for transferring funds from the Depository Account to the Disbursement Accounts and for making all payments for Operating Expenses, Capital Expenses, debt service, the Management Fee and disbursements to the Authority or the Tribe, or the Tribal Distribution Account from the Disbursement Accounts to the extent not prohibited by any Loan Documents.
4.13.4 No Cash Disbursements. The Manager shall not make any cash disbursements from the bank accounts. The Manager shall not make any cash disbursements to itself from any Enterprise fund or account for any reason. Except as provided in Section 4.13.5, any other payments or disbursements by the Manager shall be made by check drawn against a Disbursement Account.

4.13.5 Minimum Casino Bank Roll. Manager shall establish and maintain sufficient cash operating funds in the Enterprise vault and cage or other readily accessible funds to meet the daily operating needs of the Enterprise (including non-gaming activities). The size of these funds shall be determined with due regard to the Operating Budget and applicable Federal regulations setting minimum internal control standards for Class II and Class III devices.
4.13.6 Capital Reserve Fund. The Manager shall establish and maintain for the benefit of and in the name of the Enterprise a Capital Reserve Fund to pay Capital Expenses in accordance with the Capital Expense Budget. To the extent that Gross Revenues are available, the Manager shall deposit monthly in the Capital Reserve Fund an amount equal to two percent (2%) of the Net Revenues, provided that without the consent of the Authority the Capital Reserve Fund balance shall not exceed Four Million Dollars ($4,000,000). Any interest earned on the Capital Reserve Fund shall be added to the Capital Reserve Fund, subject to the Four Million Dollar ($4,000,000) cap, and otherwise distributed to the Tribal Distribution Account, on a monthly basis.
4.13.7 Tribal Distribution Account. The Authority shall establish an account in its Name for the deposit of moneys pursuant to Section 6.10. All proceeds of the Tribal Distribution Account shall be distributable to the Tribe at the direction of the Authority, and without consent or approval of Manager.
4.13.8 Investments. The Manager may invest any of the funds in the Reserve Funds in bank accounts, treasury bills or other instruments guaranteed or insured by the United States with a term not to exceed three months unless the Manager and the Authority agree otherwise. All bank accounts shall be insured by the FDIC or other mutually agreed upon commercial insurance or shall be adequately collateralized by the bank.
4.14 Insurance. The Manager, on behalf of the Authority, shall obtain and maintain, or cause its agents to obtain and maintain, with responsible insurance carriers licensed to do business in the State of Michigan, insurance satisfactory to the Authority covering the Property and the Enterprise, and naming the Authority, the Tribe, the Enterprise, the Manager, its parent and other affiliates as insured parties, as follows:
4.14.1 During the course of any new construction or substantial remodeling, builder’s risk insurance on an “all risk” basis (including collapse) on a non-reporting form for full replacement value covering the interest of the Authority and Tribe in all work associated with the Improvements, all materials and equipment on or about the Gaming Facility, and any new construction or substantial remodeling of the Gaming Facility. All materials and equipment in any off-site storage location intended for permanent use in the Gaming Facility, or incident to the construction thereof, shall be insured on an “all risk” basis as soon as the same have been acquired for the Enterprise.
4.14.2 Commercial general liability insurance in an amount not less than Twenty-Five Million Dollars aggregate for all activities on, about or in connection with the Improvements. The commercial general liability insurance shall include premises liability, contractor’s protective liability on the operations of all subcontractors, completed operations and blanket contractual liability. The automobile liability insurance shall cover owned, non-owned and hired vehicles.

4.14.3 Upon completion of the construction of the Improvements “all risk” insurance on the Gaming Facility against loss by fire, lightning, earthquake, or other natural disasters, extended coverage perils, collapse, water damage, vandalism, malicious mischief and all other risks and contingencies, in an amount equal to the actual replacement costs thereof, without deduction for physical depreciation, with coverage for demolition and increased costs of construction, and providing coverage in an “agreed amount” or without provision for co-insurance.
4.14.4 Worker’s Compensation and Employer’s Liability Insurance subject to the statutory limits of the State of Michigan in respect of any work or other operations on, about or in connection with the Enterprise, provided that nothing in the Agreement shall grant any jurisdiction over the Enterprise or its employees to the State of Michigan or any political subdivision thereof.
4.14.5 Business interruption insurance in an amount to cover the projected Operating Expenses, Loan Payments and Minimum Guaranteed Payment and Preferred Payment for not less than twelve (12) months or such greater amounts as to which the Manager and Authority may agree.
4.14.6 Such other insurance with respect to the Enterprise and in such amounts as the Parties from time to time may reasonably agree upon against such other insurable hazards which at the time are commonly insured against in respect of businesses and property similar to the Enterprise.
4.14.7 The insurance policies required under Subsections 4.14.1, 4.14.3, 4.14.5 and 4.14.6 above all have a standard noncontributory endorsement naming Manager as an additional loss payee. The insurance required under Subsection 4.14.2 above shall name the Manager as an additional insured. All insurance required hereunder shall contain a provision requiring at least sixty (60) days’ prior written notice to the Manager and the Authority before any cancellation, material changes or reduction shall be effective. Any deductibles must be approved by Manager and the Authority.
4.14.8 Each policy as to which the Authority and the Tribe is named as an insured shall provide that the insurer shall not plead or assert the defense of sovereign immunity within the policy limits. The Authority and the Tribe shall not be liable beyond those limits.
4.15 Accounting and Books of Account.
4.15.1 Financial Statements. The Manager shall prepare and provide monthly, quarterly, and annual financial reports and operating statements to the Authority Board and the Gaming Commission and to such other governmental agencies as the Loan Documents, Compact or applicable law may require. The Financial Statements shall comply with all Legal Requirements and shall include balance sheets, income statements, and statements of cash flow (statement of changes in financial position) for the Enterprise, including a breakdown by gaming activity. Such statements shall include the Operating Budget and Capital Budget projections (the Annual Plan) as comparative statements, and, after the first full year of operation, shall include comparative statements from the comparable period for the prior year of all revenues, and all other amounts collected and received and all deductions and disbursements made therefrom in connection with the Enterprise. The Operating Statements shall include, at a minimum, game statistical reports. All such statements shall be prepared in accordance with GAAP consistently applied.

4.15.2 Books of Account. The Manager shall maintain full and accurate books of account and records at the Property. The Gaming Commission, and any tribal government official authorized by law to have such access, shall have immediate access to the daily operations of the Enterprise, including the books and records, and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records, and the right to verify the daily Gross Revenues and income from the Enterprise and shall have access to any other gaming related information the Authority or the Tribe deems appropriate. Such rights may be exercised through a duly authorized agent, employee, attorney, or independent accountant acting on behalf of the Gaming Commission or the authorized tribal government agency, provided that the authority of said individual is first presented in writing to the Manager.
4.15.3 Accounting and Audit Standards. Manager shall establish and maintain satisfactory accounting systems and procedures which comply with all applicable Legal Requirements, including NIGC regulations establishing Minimum Internal Control Standards for internal audit for Tier C gaming operations. Such accounting systems and procedures, at a minimum, shall (i) include an adequate system of internal accounting controls; (ii) permit the preparation of financial statements in accordance with GAAP; (iii) be susceptible to audit; (iv) permit the calculation and payment of the Management Fee; (v) allow the Enterprise, the Tribe and the NIGC to calculate the annual fee under 25 C.F.R. § 514.1, and such other payments as may be due any other governmental entity; and (vi) provide for any appropriate allocation of Operating Expenses or overhead expenses among the Authority, the Enterprise, the Manager and any other user of shared facilities and services.
4.15.4 Annual Audit. An independent certified public accounting firm which is registered with the Public Accounting Oversight Board shall be selected by the Authority Board and approved by the Gaming Commission for the purpose of performing an annual audit of the books and records of the Enterprise. Said audit shall meet all Legal Requirements including NIGC audit standards as set out in applicable regulations, including 25 C.F.R. § 571.12 and 542.3(f) and shall, unless otherwise authorized by Authority Board resolution, be separate and distinct from any audit required by the Single Audit Act of 1984, 31 U.S.C. § 750 et seq. The Gaming Commission, the NIGC and any other legally authorized government agency shall also have the right to perform special audits of the Enterprise on any aspect of the Enterprise and its operations at any time without restrictions. Copies of such audits shall be provided by the Authority or the Tribe to all applicable federal (including the NIGC, within 120 days after the end of each fiscal year of the gaming operation) and state agencies, as may be required by law or the Compact, and may be used by the Manager for reporting purposes under federal and state securities laws, if required. The fees for the services of the independent auditor shall be an Operating Expense.

5 Liens. The Authority specifically warrants and represents to the Manager that during the Term the Authority shall not act in any way whatsoever, either directly or indirectly, to cause any party to become an encumbrancer or lienholder of the Property or the Enterprise, other than pursuant to or permitted by all Loan Documents, or to allow any party to obtain any interest in this Agreement without the prior written consent of the Manager, and where applicable, the consent of the United States. The Manager specifically warrants and represents to the Authority and the Tribe that during the Term the Manager shall not act in any way, directly or indirectly, to cause any party to become an encumbrancer or lienholder of the Property or the Enterprise, other than pursuant to Loan Documents, or to obtain any interest in this Agreement without the prior written consent of the Tribe, and, where applicable, the consent of the United States. The Authority and the Manager shall keep the Enterprise and Property free and clear of all enforceable mechanics’ and other enforceable liens resulting from the construction of the Gaming Facility and all other enforceable liens which may attach to the Enterprise or the Property, which shall at all times remain the property of the United States in trust for the Tribe. If any such lien is claimed or filed, it shall be the duty of the Party responsible for the lien to discharge the lien within thirty (30) days after having been given written notice of such claim, either by payment to the claimant, by the posting of a bond or the payment into the court of the amount necessary to relieve and discharge the Property from such claim, or in any other manner which will result in the discharge of such claim. Notwithstanding the foregoing, security interests in personal property may be granted with the prior written consent of the Authority and, when necessary, the BIA, United States Department of the Interior and/or the NIGC as appropriate.
6 Calculation and Distribution of Funds.
6.1 Calculation and Revenues and Payment of Operating Expenses. On or before the twentieth (20) day after the end of each calendar month of operations during the Term, the Manager shall calculate and report to the Authority the Gross Revenues, Operating Expenses, and Net Revenues, together with the distributions made under this section, for such month and the year to date. From the Gross Revenues, Manager shall pay all Operating Expenses.
6.2 Distribution of Net Revenues. Except to the extent otherwise required to be reserved or applied to pay amounts with respect to a Loan under any Loan Document, after Operating Expenses for a calendar month have been paid or provided for, an amount equal to the Net Revenues for the preceding calendar month determined as set forth in Section 6.1 shall be distributed in the order of priority set out in the following Sections 6.3 through 6.10 (to the extent Gross Revenues for the current month are available for such purpose).
6.3 Minimum Guaranteed Monthly Payment. On or before the twentieth (20th) day of each calendar month following the first full calendar month after the Commencement Date, Manager shall pay the Tribe a Minimum Guaranteed Monthly Payment in the amount of Fifty Thousand Dollars ($50,000) (the “Minimum Guaranteed Monthly Payment”), and such payment shall have priority over the retirement of any Development and Construction Costs. Minimum Guaranteed Monthly Payments shall be charged against the Authority’s distribution of Net Revenues and, if there are insufficient Net Revenues in a given month to make the distribution, Manager shall advance the funds necessary to compensate for the deficiency; and shall be reimbursed by the Authority in the next succeeding month or months as a Recoupment Payment as provided in Section 6.6 herein. No Minimum Guaranteed Monthly Payment shall be owed for any full months during which Gaming is suspended or terminated at the Gaming Facility pursuant to Sections 4.3 or 4.4, but shall be prorated based on the number of days that Gaming is conducted during any such month. The obligation shall cease upon termination of this Agreement for any reason.

6.4 Payment of Authority’s Preferred Payment. In addition to the payment of the Tribe’s Minimum Guarantee, on or before the twentieth (20th) day of each month following the first calendar month after the Commencement Date, Manager shall next make a second distribution to the Tribe constituting a Preferred Payment in the amount of $200,000 per month, charged against the Authority’s distribution of Net Revenues. In the event that there are insufficient Net Revenues in a given month to make the distribution, then the shortfall shall be paid to the Tribe in the next succeeding month or months. No payment of the Tribe’s Preferred Payment shall be owed for any full months during which Gaming is suspended or terminated at the Gaming Facility pursuant to Sections 4.3 or 4.4 but shall be prorated based on the number of days that Gaming is conducted during any such month. The obligation shall cease upon termination of this Agreement for any reason.
6.5 Repayment of Loan Principal. The Manager will then make any payments of principal required pursuant to the Loan Documents entered into by the Authority. Such payments due shall be paid out of the Authority’s share of Net Revenue. Notwithstanding anything herein to the contrary, in the event that the Parties are required to pay points, a loan origination fee, a placement agent fee, or similar compensation to any Financial Institution or agent, as a condition for receipt of the Loan for the Project, the Parties agree to share such fee based on their respective shares of Net Revenues under this Agreement. The Parties will contribute their share of the fee at closing of the Loan unless otherwise mutually agreed, provided that such fee may be financed from and added to the principal of the Loan, subject to the Manager’s delivery of a promissory note in form and substance satisfactory to the Authority in the principal amount of the Manager’s share of such fee, with a term and principal amortization schedule not in excess of the Term of this Agreement, and bearing interest at a rate equivalent to the rate payable on the Loan.
6.6 Recoupment Payments. Next, until paid in full, the Manager shall be entitled to any Recoupment Payments that may be owed. No interest shall accrue or be paid on any Recoupment Payment.
6.7 Management Fee. Next, to pay the Manager a Management Fee in an amount equal to twenty-six percent (26%) of the Net Revenues determined for the preceding calendar month; provided that if there are insufficient funds in any month to pay the Management Fee in full, because the Authority’s Share of Net Revenues is insufficient to pay the principal due under Section 6.5 (and therefore, the principal is paid from funds that would have otherwise paid the Management Fee), then the shortfall shall be paid to the Manager in the next succeeding month or months as a Recoupment Payment.
6.8 Development and Construction and Pre-Financing Costs. Next, in the event that (a) Development and Construction Costs and (b) the Pre-Financing Costs are not repaid in full from the proceeds of the Loan, to pay the Manager any balance of (a) the Development and Construction Costs and (b) the Pre-Financing Costs in an amount equal to 1/60 of the original outstanding balance of these costs per month until such costs are repaid in full.

6.9 Capital Reserve Fund. Next, to fund the Capital Reserve Fund in accordance with Section 4.13.6. In the event of a Total Condemnation, the Capital Reserve Fund shall be distributed to the Tribe.
6.10 Tribal Disbursements. For each month any Gross Revenues deposited into the Depository Account, which remain after paying or providing for operating expenses and all other applications of Net Revenues required by Section 4.13.3 and this Section 6, shall be distributed to the Tribal Distribution Account.
6.11 Payment of Total Condemnation Proceeds. Finally, as provided in section 4.3.2 herein, in the event that the Enterprise or the Property is condemned in total by a governmental agency with the lawful authority to carry out such an action, the proceeds from any such condemnation award shall be applied (i) to retire any amounts due under the Loan Agreement, and, if any sums remain, (ii) to be paid to the Parties in accordance with the requirements of section 4.3.2 of this Agreement. The Parties shall retain all money previously paid under Section 6 of this Agreement.
6.12 Operative Dates. For purposes of this Section 6, the first year of operations shall begin on the Commencement Date and continue until the first day of the month following the first anniversary of the Commencement Date, and each subsequent year of operations shall be the 12-month period following the end of the previous year. Notwithstanding the foregoing, except as provided in Section 4.5, the Term shall not extend beyond seven years (7) after the Commencement Date. Notwithstanding anything to the contrary, the fiscal year for the Enterprise shall coincide with the Tribe’s fiscal year.
6.13 Tribal Operations Loan. Commencing January 1, 1999, through June 12, 2006, Manager loaned the sum of Twenty Thousand Dollars ($20,000) per month to the Tribe, to subsidize Tribal operations (the “Tribal Operations Loan”). As a result of delays in obtaining governmental approvals, occasioned by third-party legal challenges, and to meet growing Tribal operational needs, Manager increased the Tribal Operations Loan to the Tribe after June 12, 2006, to the sum of Forty Thousand Dollars ($40,000) per month. The Manager shall continue to provide the monthly Tribal Operations Loan to the Tribe until the Commencement Date, except as to any period during which this monthly sum is available to the Tribe under the Interim Credit Facility or the Loan. Monthly payments to the Tribe as part of the Tribal Operations Loan shall end upon the Commencement Date. The outstanding balance of Tribal Operations Loan shall not bear interest until the Effective Date; provided, however, that the Tribe agrees to pay an annual interest rate of nine and one-quarter percent (9.25%) on the second payment of $20,000 per month from the date on which such additional Tribal Operations Loan is made to the Tribe through the Effective Date. Following the Effective Date, the outstanding balance of the total Tribal Operations Loan shall bear interest at the interest rate of nine and one-quarter percent (9.25%), with the interest rate calculated as of the Effective Date. The Tribal Operations Loan shall be treated as a Pre-Financing Cost under this Agreement and shall be repaid out of available Loan proceeds upon closing of the Loan.

6.14 Year-end Adjustment. Within thirty (30) days after the receipt of the audit for each fiscal year of the Enterprise, Manager shall determine in consultation with the Authority the correct amount of the Management Fee for such fiscal year based on twenty-six percent (26%) of the Net Revenues for such year and either remit to the Authority or the Tribe at the Authority’s direction, or deduct from the next distribution to the Authority or Tribe the amount of the over or underpayment of the Management Fee.
7 Trade Names, Trade Marks, and Service Marks.
7.1 Enterprise Name. The Enterprise shall be operated under such business name as the Tribe may select (the “Enterprise Name”).
7.2 Trade Names, Trade Marks and Service Marks. Prior to the Commencement Date, the Parties shall determine the other trade names, trade marks and service marks to be used by the Enterprise (the “Tribe’s Marks”) and from time to time during the term hereof, Manager agrees to erect and install, in accordance with local codes and regulations, all signs Manager deems necessary in, on or about the Gaming Facility, including, but not limited to, signs bearing the Tribe’s Marks. The costs of purchasing, leasing, transporting, constructing, maintaining and installing the required signs and systems shall be an Operating Expense of the Enterprise and accounted for in accordance with GAAP. The Enterprise will be primarily identified with the Tribe’s Marks.
7.3 Manager’s Marks. The Authority and Tribe agree to recognize the exclusive right of ownership of Manager or its parents to all of Manager’s service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter held or applied for in connection therewith (collectively, the “Manager’s Marks”). The Authority and the Tribe hereby disclaim any right or interest therein, regardless of any legal protection afforded thereto. The Authority and the Tribe acknowledge that all of Manager’s Marks might not be used in connection with the Enterprise, and Manager shall have sole discretion to determine which of Manager’s Marks shall be so used. The Authority and the Tribe covenant that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Manager or otherwise, neither the Authority nor the Tribe shall hold itself out as, or continue operation of the Enterprise as a Manager’s casino nor will it utilize any of Manager’s Marks or any variant thereof in the operation of the Gaming Facility. The Authority and the Tribe agree that Manager or its parent or their respective representative may, at any time thereafter, enter the Gaming Facility and may remove all signs, furniture, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with Manager or which carry any Manager’s Mark. The Authority and the Tribe shall not use the Manager’s or its parent’s name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of security or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of Manager or its parent.
7.4 Litigation Involving Manager’s Marks. The Enterprise and Manager hereby agree that in the event the Enterprise and/or Manager is (are) the subject of any litigation or action brought by anyone seeking to restrain the use, for or with respect to the Enterprise or the Manager of any Manager’s Mark used by Manager for or in connection with the Enterprise, any such litigation or action shall be defended entirely at the expense of Manager, notwithstanding that Manager may not be named as a party thereto.

8 Taxes.
8.1 State and Local Taxes. The Parties agree that the State of Michigan and its local governments have no authority to impose any possessory interest, property, or sales tax on any Party to this Agreement or upon the Enterprise, except as expressly provided in the Tax Agreement between the Tribe and the State of Michigan, and that the Parties and the Enterprise shall take all reasonable steps to resist any such unauthorized tax. The reasonable costs of such action and the compensation of legal counsel shall be an Operating Expense of the Enterprise. Any tax paid and determined lawful by a court of competent jurisdiction shall constitute an Operating Expense of the Enterprise. This Section shall in no manner be construed to imply that any Party to this Agreement or the Enterprise is liable for any such tax.
8.2 Tribal Taxes. The Tribe agrees that neither it nor any agent, agency, affiliate or representative of the Tribe will impose any taxes, fees, assessments, or other charges of any nature whatsoever on payments of any debt service to Manager or to any lender furnishing financing for the Property, the Gaming Facility or for the Enterprise, or on the Enterprise, the Gaming Facility, Furniture and Equipment, the revenues therefrom or on the Management Fee; provided, however, the Tribe may impose license fees reflecting reasonable out-of-pocket regulatory costs paid by the Tribe. The Tribe further agrees that neither it nor any agent, agency, affiliate or representative will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends paid to, any of the Manager’s stockholders, officers, directors, or employees. The Parties agree, however, that the Enterprise may be subject to a general Tribal tax on businesses operating on Tribal lands. If, contrary to this Section 8.2, any taxes, fees or assessments are levied by the Tribe on Manager, Manager’s stockholders, officers, directors, or its employees, such taxes, fees and assessments shall be paid solely from the Authority’s and Tribe’s Share of Net Revenues.
9. General Provisions.
9.1 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Michigan , it being understood by the Parties that this clause in no way constitutes any submission by the Tribe to the jurisdiction of the State of Michigan; and the Parties further expressly recognize and agree that, except as provided in Section 3.4, this Agreement shall be subject to all Legal Requirements as well as approval by the Chairman of the NIGC where required by IGRA. The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
9.2 Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate Party by Certified Mail Return Receipt requested, addressed as follows:

If to the Authority:	Firekeepers Development Authority
2221 1-1/2 Mile Road, Suite 301
Fulton, Michigan 49052
Attn: Authority Board Chairperson

If to the Tribe:	Nottawaseppi Huron Band of Potawatomi
Tribal Council
2221 1-l/2 Mile Road
Fulton, Michigan 49052
Attn: Tribal Chairperson

If to Manager:	Gaming Entertainment (Michigan) LLC
c/o Full House Resorts, Inc.
4670 South Fort Apache Road
Suite 190
Las Vegas, Nevada 89147
or to such other different addresses as the Manager, the Authority, or the Tribe may specify in writing using the notice procedure called for in this Section 9.2. Any such notice shall be deemed given three days following deposit in the United States mail or upon actual delivery, whichever first occurs.
9.3 Authority to Execute and Perform Agreement. The Tribe, the Authority, and Manager represent and warrant to each other that they each have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each Party shall furnish the other evidence of such authority.
9.4 Relationship. Manager, the Authority, and the Tribe shall not be construed as joint venturers or partners of each other by reason of this Agreement and none shall have the power to bind or obligate the others except as set forth in this Agreement or, between the Tribe and the Authority, the Authority’s Charter.
9.5 Further Actions. The Tribe, the Authority, and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.
9.6 Defenses. Except for disputes between the Tribe and/or the Authority and Manager, the Tribe, the Authority, and Manager shall agree upon the bringing and/or defending and/or settling any claim or legal action brought against the Enterprise, the Manager, the Authority, or the Tribe, individually, jointly or severally in connection with the operation of the Enterprise, including the retention and supervision of legal counsel, accountants and other such professionals. Except as provided in section 7.4 herein, all liabilities, costs, and expenses, including attorneys’ fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be an Operating Expense.
9.7 Waivers. No failure or delay by Manager, the Authority, or the Tribe to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.
9.8 Captions. The captions for each Article and Section are intended for convenience only.

9.9 Interest. Any amount payable to Manager, the Authority, or the Tribe, by the other, which has not been paid when due, except advances by Manager to make the Minimum Guaranteed Monthly Payment or other Recoupment Payment because of insufficient Net Revenues, shall accrue interest at the same rate as calculated under this Section. Unless otherwise agreed by the Parties, such rate shall be a fluctuating rate equivalent to one percent (1%) over the prime interest rate as published in the Wall Street Journal, adjusted monthly, with the monthly rate established according to the rate published on the third Tuesday of the preceding calendar month.
9.10 Third Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the Parties hereto.
9.11 Brokerage. Manager, the Authority, and the Tribe represent and warrant to each other that it has not sought the services of a broker, finder or agent in this transaction, and has not employed, nor authorized, any other person to act in such capacity. Manager, the Authority, and the Tribe each hereby agrees to indemnify and hold the others harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Parties as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying Party.
9.12 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.
9.13 Estoppel Certificate. Manager, the Authority, and the Tribe agree to furnish to the others, from time to time upon request, an estoppel certificate in such reasonable form as the requesting Party may request stating whether there have been any defaults under this Agreement known to the Party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.
9.14 Periods of Time. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the applicable laws, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
9.15 Preparation of Agreement. This Agreement shall not be construed more strongly against either Party regardless of who is responsible for its preparation.
9.16 Successors, Assigns and Subcontracting. The benefits and obligations of this Agreement shall inure to and be binding upon the Parties hereto and their respective successors and assigns. The Authority’s or the Tribe’s consent shall not be required for Manager to assign or subcontract any of its rights interests or obligations as Manager hereunder to any parent, subsidiary or affiliate of Manager, or its successor corporation, provided that any such assignee or subcontractor agrees to be bound by the terms and conditions of this Agreement and provided they are licensed by the NIGC and the Gaming Commission. The acquisition of Manager or its parent company by a party other than the parent, subsidiary, or affiliate of Manager, or its successor corporation, shall not constitute an assignment of this Agreement by Manager and this Agreement shall remain in full force and effect between the Tribe, the Authority, and Manager, subject only to NIGC completion of its background investigation and licensure by the NIGC of the purchaser and licensure by the Gaming Commission. Other than as stated above, this Agreement may not be assigned or subcontracted by the Manager, without the approval by the Tribe, and the Chairman of the NIGC or his authorized representative after a complete background investigation of the proposed assignee. The Tribe shall, without the consent of the Manager, but subject to approval by the Chairman of the NIGC or his authorized representative if required, have the right to assign this Agreement and the assets of the Enterprise to an instrumentality of the Tribe, including the Authority, or to a corporation wholly owned by the Tribe organized to conduct the business of the Enterprise for the Tribe that assumes all obligations herein. Any assignment by either Party shall not prejudice the rights of the other Party under this Agreement. No assignment authorized hereunder shall be effective until all necessary government approvals have been obtained.
9.17 Time is of the Essence. Time is of the essence in the performance of this Agreement.
9.18 Confidential and Proprietary Information.
9.18.1 Confidential Information. Each of the Parties agrees that any information received concerning the other Parties during the performance of this Agreement, regarding the Parties’ organization, financial matters, marketing plans, or other information of a proprietary nature, will be treated by all Parties in full confidence and except as required to allow Manager, the Authority, and the Tribe to perform their respective covenants and obligations hereunder, will not be revealed to any other persons, firms or organizations except in the course of legal proceedings including arbitration as permitted by the court, arbitrator or arbitration panel. This provision shall survive the termination of this Agreement for a period of two (2) years.
9.18.2 Proprietary Information of Manager. The Tribe and the Authority agree that Manager has the sole and exclusive right, title and ownership to (i) certain proprietary information, techniques and methods of operating gaming businesses; (ii) certain proprietary information, techniques and methods of designing games used in gaming businesses; (iii) certain proprietary information, techniques and methods of training employees in the gaming business; and (iv) certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, all of which have been developed and/or acquired over many years through the expenditure of time, money and effort and which Manager and its affiliates maintain as confidential and as a trade secret(s) (collectively, the “Confidential and Proprietary Information”).
9.18.3 Manager agrees that, as part of its duties under this Agreement, Manager shall train Enterprise Employees in management and operation practices required for the successful operation of the Enterprise following the expiration of the Term. In return, the Tribe and the Authority agree, upon the termination of this Agreement, to maintain the confidentiality of such Confidential and Proprietary Information, including but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such Confidential and Proprietary Information for the period required in Section 9.18.1 above and is hereby authorized by Manager to use such Confidential and Proprietary Information exclusively for Gaming operations conducted by the Tribe or the Authority beyond the Term of this Agreement.

9.19 Employment Solicitation Restriction Upon Termination. The Tribe, the Authority, the Tribal Council, and the Authority Board hereby agree not to solicit the employment of Manager’s employees, other than members of the Tribe, their spouses and children, at any time during the Term of this Agreement without Manager’s prior written approval. Furthermore, the Tribe, the Authority, the Tribal Council, and the Authority Board agree not to employ such personnel, other than members of the Tribe, their spouses and children, for a period of twelve (12) months after the termination or expiration of this Agreement, without Manager’s prior written approval.
9.20 Patron Dispute Resolution. Manager shall submit all patron disputes concerning play to the Tribal Gaming Commission pursuant to the Tribal Gaming Ordinance, and the regulations promulgated thereunder.
9.21 Claims Involving Authority, Etc. Manager, the Authority, and the Tribe each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Party as a result of a claim brought by a person or entity claiming that the indemnifying Party has no authority, power or right to enter into this Agreement.
9.22 Claims brought by Green Acres Casino Management Company, Inc. The Manager hereby agrees to indemnify and hold harmless the Tribe, the Authority, and/or the Enterprise from and against any and all claims, loss, liability damages or expenses (including reasonable attorneys’ fees) suffered or incurred by any action brought by Green Acres, Basil Green, Dorothy Green or any other shareholder, director or officer of Green Acres arising from the termination of the Original Agreements.
9.23 Release by Tribe, etc. The Tribe and the Authority release the Manager, FHRI and Green Acres from any obligations, claims, expenses, costs and damages that the Tribe may have arising under the Original Agreements or the Royalty Agreements.
9.24 Modification. Any change to or modification of this Agreement must be in writing signed by both Parties hereto and shall be effective only upon approval by the Chairman of the NIGC, the date of signature of the Parties notwithstanding.
10 Warranties.
10.1 Warranties. The Manager, the Authority, and the Tribe each warrant and represent that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled or terminated, except pursuant to Section 11. The Manager, the Authority, and the Tribe warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times. The parties acknowledge the existence of various litigation challenging the validity of the Tribe’s compact with the State of Michigan (Taxpayers of Michigan Against Casinos v. State, 254 Mich.App. 23, 657 N.W.2d 503 (Mich.App. Nov. 12, 2002) aff’d in part, Reversed in part and Remanded by 471 Mich. 306, 685 N.W.2d 221 (Mich. July 30, 2004) (NO. 122830), cert. denied by Taxpayers of Michigan Against Casinos v. Michigan,

543 U.S. 1146, 125 S.Ct. 1298 (2005) and on Remand to Taxpayers of Michigan Against Casinos v. State, 268 Mich. App. 226, 708 N.W.2d 115 (Mich.App. Sep. 27, 2005)(NO. 225017); aff’d in part, Reversed in part and Remanded Taxpayers of Michigan Against Casinos v. State, 478 Mich. 99,      N.W.2d      (Mich. May 30, 2007); together with Laura Baird v. Babbitt, C.A. No. 5:99-CV-14 (United States District Court, Western District, Michigan)(1999), aff’d, 266 F.3d 408 (6th Cir. 2001); and the suit challenging the Interior Department’s determination the Property is eligible for gaming under IGRA, now pending in the Court of Appeals for the D.C. Circuit at CETAC v. Kempthorne, 06-5354 and any certificate or other representation provided Manager by the Tribe or the Authority is hereby conditioned upon the existence of any such litigation.
10.2 Interference in Tribal Affairs. The Manager agrees not to interfere in or attempt to influence the internal affairs or governmental decisions of the Tribal government by offering cash or employment incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of the Manager that only affect the activities of the Enterprise. For the purposes of this Section 10.2, if after providing Manager with written notice and a hearing, the Tribe reasonably finds that the Manager has unduly interfered with the internal affairs of the Tribal government and has not taken sufficient action to cure and prevent such interference, that finding of interference shall be grounds for termination of the Agreement by the Tribe and the Authority.
10.3 Prohibition of Payments to Members of Tribal Government. Manager represents and warrants that no payments have been or will be made to any member of the Tribal government, any Tribal official, any relative of a member of Tribal government or Tribal official, or any Tribal government employee for the purpose of obtaining any special privilege, gain, advantage or consideration.
10.4 Definitions. As used in this Section 10, the term “member of the Tribal government” means any member of the Tribal Council, the Gaming Commission or any independent board or body created to oversee any aspect of Gaming and any Tribal court official; the term “relative” means an individual residing in the same household who is related as a spouse, father, mother, son or daughter, aunt, uncle, nephew or niece.
11 Grounds for Termination.
11.1 Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.
11.2 Termination for Cause.
11.2.1 Either Party may terminate this Agreement if the other Party commits or allows to be committed any material breach of this Agreement. A material breach of this Agreement means a failure of either Party to perform any material duty or obligation on its part for ten (10) consecutive days after receiving written notice of breach from the other Party, or a finding by the Tribe that Manager has violated section 10.2 of this Agreement. Neither Party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other Party of its intention to terminate this Agreement and within ten (10) days following receipt of such notice the defaulting Party fails (a) to cure the default or (b) to commence curing the default and thereafter diligently to proceed to cure the default. Discontinuance or correction of a material breach shall constitute a cure thereof.

11.2.2 The Tribe and the Authority may also terminate this Agreement where the Manager has had its license withdrawn because the Manager, or a director or officer of the Manager, has been convicted of a criminal felony or misdemeanor offense directly related to the performance of the Manager’s duties hereunder; provided, however the Tribe and the Authority may not terminate this Agreement based on a director or officer’s conviction where the Manager terminates such individual immediately after receiving notice of the conviction. Any such director or officer charged with a criminal felony or misdemeanor offense directly related to the performance of Manager’s duties shall have no role in the management of the Enterprise until such time as such person is cleared of the charge or charges.
11.2.3 An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect shall not preclude the injured Party from providing notice of termination pursuant to this Section 11.2.
11.3 Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the Parties that the establishment and operation of the Enterprise conforms to and complies with all Legal Requirements. If during the term of this Agreement, a final judgment of a court of competent jurisdiction determines Gaming at the Enterprise is unlawful, and all appeals from such judgment have been exhausted, the obligations of the Parties hereto shall cease and this Agreement shall be of no further force and effect except as to (a) accrued liabilities to third parties, (b) to the provisions of Section 12.1 and Section 17 and (c) Manager’s rights under the Loan Documents; provided that (i) the Manager, the Authority, and the Tribe shall retain all money previously paid to them pursuant to Section 6 of this Agreement; (ii) funds of the Enterprise in any account shall be paid and distributed as provided in Section 6 of this Agreement; (iii) any money loaned by or guaranteed by the Manager or its affiliates to the Tribe or the Authority shall be repaid to the Manager from the Collateral; and (iv) the Authority shall retain its interest in the title (and any lease) to all Enterprise fixtures, supplies and equipment, subject to any requirements of financing arrangements.
11.4 Consequences of Manager’s Breach. In the event of the termination of this Agreement by the Tribe for cause under Section 11.2, the Manager shall not, prospectively from the date of termination, have the right to its Management Fee from the Enterprise, but such termination shall not affect the Manager’s rights under Section 12, the Loan Documents or any other agreements entered pursuant hereto.
11.5 Consequences of Tribe’s Breach. In the event of termination of this Agreement by the Manager for cause under Section 11.2, the Manager shall not be required to perform any further services under this Agreement and the Authority shall indemnify and hold the Manager harmless against all liabilities of any nature whatsoever relating to the Enterprise arising after the date of termination, but only insofar as these liabilities result from acts within the control of the Tribe, the Authority, or their agents.
11.6 Notice Provision. Except where the Tribal Gaming Ordinance, the Compact, or any other applicable law or regulation provide for immediate action or action in less than 30 days time, the Tribe or the Gaming Commission shall provide the Manager notice of any alleged violation of the Tribal Gaming Ordinance and thirty (30) days opportunity to cure before the Gaming Commission may take any action based on such alleged violation.

12 Conclusion of the Management Term. Upon the conclusion of the Term, or the termination of this Agreement under other of its provisions, in addition to other rights under this Agreement, the Manager shall have the following rights:
12.1 Undistributed Net Revenues. If the Enterprise has Net Revenues (irrespective of whether such Net Revenues are known or unknown upon the expiration of the Term or the sooner termination of this Agreement) which have not been distributed under Section 6 of this Agreement, the Manager shall receive, at such time as such Net Revenues are determined, that portion of such Net Revenues that it would have received had such Net Revenues been distributed during the Term.
13 Consents and Approvals.
13.1 Tribe or Authority. Where approval or consent or other action of the Authority is required, such approval shall mean the written approval of the Authority Board evidenced by a resolution thereof, certified by the Authority’s Secretary as having been adopted, or, if provided by resolution of the Authority Board, the approval of such other person or entity designated by resolution of the Authority Board. Where approval or consent or other action of the Tribe is required, such approval shall mean the written approval of the Tribal Council evidenced by a resolution thereof, certified by a tribal official as having been duly adopted, or, if provided by resolution of the Tribal Council, the approval of the Tribal Gaming Commission, or such other person or entity designated by resolution of the Tribal Council. Any such approval, consent or action shall not be unreasonably withheld or delayed; provided the foregoing does not apply where a specific provision of this Agreement allows the Tribe an absolute right to deny approval or consent or withhold action.
13.2 Manager. Where approval or consent or other action of the Manager is required, such approval shall mean written approval. Any such approval, consent, or other action shall not be unreasonably withheld or delayed.
14 Disclosures.
14.1 Shareholders and Directors. Manager shall provide to the Tribe and the NIGC on the date that this Agreement is submitted to the NIGC a list of all persons and entities identified in 25 C.F.R. 537.1(a) and 537.1(c)(1) and the information required under 25 C.F.R. 537.1(b).
14.2 Warranties. The Manager further warrants and represents as follows: (i) no person or entity has any beneficial ownership interest in the Manager other than as shall be identified pursuant to Section 14. 1; (ii) no officer, director or owner of five percent (5%) or more of the stock of the Manager has been arrested, indicted for, convicted of, or pleaded nolo contendre to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime; and (iii) no person or entity disclosed pursuant to Section 14.1 of this Agreement, including any officers and directors of the Manager, has been arrested, indicted for, convicted of, or pleaded nolo contendre to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime.

14.3 Criminal and Credit Investigation. The Manager agrees that all of its members and its members’ shareholders (owning more than five percent (5%) of the outstanding stock), directors and officers (whether or not involved in the Enterprise), shall:
(a) consent to background investigations to be conducted by the Tribe, the State of Michigan, the Federal Bureau of Investigation (the “FBI”) or any other law enforcement authority to the extent required by the IGRA or any Compact.
(b) be subject to licensing requirements in accordance with Tribal law and this Agreement,
(c) consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required,
(d) consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of the Tribe,
(e) cooperate fully with such investigations, and
(f) disclose any information requested by the Tribe which would facilitate the background and financial investigation.
Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of the Manager or an Enterprise Employee shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed by the Tribe to federal officials as required by law.
14.4 Disclosure Amendments. The Manager agrees that whenever there is any proposed change with respect to the persons or entities with a financial interest in, or management responsibility for, this Agreement, it shall notify the NIGC and the Tribe of such change no later than ten days after it becomes aware of such change as required by 25 C.F.R. § 537.2. The Manager further agrees to notify the NIGC and the Tribe of any change with respect to the warranties and representations contained on Section 14.2(ii) or (iii) of this Agreement no later than ten days after it becomes aware of such change. All of the warranties and agreements contained in this Section 14 shall apply to any person or entity who would be disclosed pursuant to this Section 14 as a result of such changes.
14.5 Breach of Manager Warranties and Agreements. The material breach of any warranty or agreement of the Manager contained in this Section 14 shall be grounds for immediate termination of this Agreement; provided that (a) if a breach of the warranty contained in clause (ii) of Section 14.2 is discovered, and such breach was not disclosed by any background check conducted by the FBI as part of the NIGC or other federal approval of this Agreement, or was discovered by the FBI investigation but all officers and directors of the Manager sign sworn affidavits that they had no knowledge of such breach, then the Manager shall have thirty (30) days after notice from the Tribe to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect; and (b) if a breach relates to a failure to update changes in financial position or additional gaming related activities, then the Manager shall have thirty (30) days after notice from the Tribe to cure such default prior to termination.

15 Recordation. If applicable, at the option of Manager, the Authority, or the Tribe, any security agreement related to the Loan Agreement may be recorded in any public records. Where such recordation is desired in any relevant recording office maintained by the Tribe, and/or in the public records of the BIA, the Tribe will accomplish such recordation upon the request of the Manager. Manager shall promptly reimburse the Tribe for all expense, including attorney fees, incurred as a result of such request. No such recordation shall waive the Tribe’s or the Authority’s sovereign immunity.
16 No Present Lien, Lease, or Joint Venture. The Parties agree and expressly warrant that neither this Agreement nor any exhibit thereto is a mortgage or lease and, consequently, does not convey any such present interest whatsoever in the Gaming Facility or the Property, nor any proprietary interest in the Enterprise to Manager. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Tribe or the Authority and the Manager; rather, the Manager shall be deemed to be an independent contractor for all purposes hereunder.
17 Arbitration. Either Party may submit any dispute arising under the terms of this Agreement, the Loan Documents and any other document executed in conjunction with this Agreement to arbitration under this Section 17, including without limitation a claim that a Party has breached this Agreement and the Agreement should be terminated. Notwithstanding the foregoing sentence, the following tribal actions shall not be subject to arbitration: (i) approval of budgets; (ii) licensing decisions; (iii) governmental actions of the Tribal Council (except such actions which are intended to abrogate provisions of this Agreement); and (iv) Gaming Commission actions taken in the course of carrying out regulatory duties and responsibilities assigned to the Gaming Commission pursuant to tribal law. Arbitration shall be the exclusive means of dispute resolution between the Parties and shall take place under the procedure set forth in this Section 17. The arbitrators shall have the right to grant injunctive relief and specific performance.
17.1 Unless the Parties agree upon the appointment of a single arbitrator, a panel of arbitrators consisting of three (3) members shall be appointed. One (1) member shall be appointed by the Tribe and one (1) member shall be appointed by the Manager within ten (10) working days’ time following the giving of notice submitting a dispute to arbitration. The third member shall be selected by agreement of the other two (2) members. In the event the two (2) members cannot agree upon the third arbitrator within fifteen (15) working days’ time, then the third arbitrator shall be chosen by the Chief Judge of the United States District Court for the Western District of Michigan. If for any reason the Chief Judge refuses to choose the third arbitrator, the Dean of the Law School at the University of Michigan shall make the selection.
17.2 Expenses of arbitration shall be shared equally by the Parties unless the arbitrator or arbitration panel determines that the expenses should be paid by the non prevailing Party under standards similar to those in Rule 11 of the Federal Rules of Civil Procedure. Meetings of the arbitrators may be in person or, in appropriate circumstances, by telephone. All decisions of any arbitration panel shall be by majority vote of the panel, shall be in writing, and, together with any dissenting opinions, shall be delivered to both Parties.

17.3 The arbitrator or arbitration panel shall have power to administer oaths to witnesses, to take evidence under oath, and, by majority vote, to issue subpoenas to compel the attendance of members of the Tribe, Enterprise Employees or employees, officers and directors of the Manager for the production of books, records, documents and other relevant evidence by either Party. The Authority and the Manager agree to comply with such subpoenas.
17.4 The arbitrator or arbitration panel shall hold hearings in the proceeding before it and shall give reasonable advance notice to the Authority and the Manager by registered mail not less than five (5) days before any hearing. Unless otherwise agreed by the Authority and the Manager, all hearings shall be held at the Tribal Offices on the Huron Band of Potawatomi Reservation. Appearance at a hearing waives such notice. The arbitrator or arbitration panel may hear and determine the controversy only upon evidence produced before it and may determine the controversy notwithstanding the failure of either the Authority or the Manager duly notified to appear. The Authority and the Manager are each entitled to be heard at all hearings, to present evidence material to the matter subject to arbitration, to cross-examine witnesses appearing at the hearing, and to be represented by counsel at its own expense.
17.5 If the matter being submitted to arbitration involves a notice to terminate the Agreement for material breach, the Party seeking termination may apply to the arbitrator or arbitration panel for an order suspending performance of the Agreement during the pendency of arbitration, and the arbitrator or arbitration panel shall promptly hear and decide that application.
17.6 The decision of the arbitrator or arbitration panel shall be presumed to be valid, shall be enforceable in full in any court of competent jurisdiction and may be vacated or modified only by the United States District Court for the Western District of Michigan on one of the following grounds; (a) the decision is not supported by substantial evidence; (b) the decision was procured by corruption, fraud or undue means; (c) there was evident partiality or corruption by the arbitrator, arbitration panel or any member; (d) the arbitrator, arbitration panel or any member was guilty of misconduct in refusing to hear the question, or in refusing to hear evidence pertinent and material to the question, or any other clear misbehavior by which the rights of either Party have been substantially prejudiced; (e) the arbitrator or arbitration panel or any member exceeded its authority under the terms of this Agreement; or (f) the arbitrator or arbitration panel’s decision is contrary to law.
17.7 The Tribe and the Authority each waives its sovereign immunity only to the extent of allowing arbitration and judicial review and enforcement under the procedures set forth in this Section 17. This Agreement does not constitute and shall not be construed as a waiver of sovereign immunity by the Tribe or the Authority except to permit arbitration and judicial review and enforcement under the procedures set forth in this Section 17.
17.8 Notwithstanding this or any other provision, the arbitrator(s) may make an award of only damages against the Authority or interpretation of this Management Agreement and related agreements, and the only tribal income, assets and property which shall be subject to any claim or award under this Agreement are (a) the Authority’s interest in any undistributed or future income, revenues or proceeds from the Enterprise and/or the Gaming Facility, including without limitation such revenues arising or generated from the Enterprise and/or the Gaming Facility after the termination of this Agreement, and (b) Gaming and related revenues from the Gaming Facility arising or generated after the date that the matter in dispute is referred to arbitration.

17.9 In no event shall this Section 17 Arbitration apply to any governmental function, action or decision of the Tribe or any of its boards, agencies or commissions.
17.10 This Section 17 shall survive the termination of this Agreement.
18. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties.
19. Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the Office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribe, the Authority, or the Manager under this Agreement or any other agreement or document related hereto.
20. Execution. This Agreement is being executed in four counterparts, two to be retained by each Party. Each of the four originals is equally valid. This Agreement shall be binding upon both Parties when properly executed and approved by the Chairman of the NIGC.
[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

NOTTAWASEPPI HURON BAND OF POTAWATOMI INDIANS, a federally recognized tribe

By:	/s/ Laura W. Spurr

	Name:	Laura W. Spurr
	Title:	Chairwoman
	Dated:	4-11-08

[The Tribe joins in this Agreement only to effect the assignment and delegation of its authority and duties concerning development of the Enterprise to the Authority, and the Manager shall look solely to the Authority, its assets and revenues concerning the performance of this Agreement]

FIREKEEPERS DEVELOPMENT AUTHORITY an unincorporated instrumentality and political subdivision of the Tribe

By:	/s/ Laura W. Spurr

	Name:	Laura W. Spurr
	Title:	Chairwoman, Board of Directors
	Dated:	4-11-08

GAMING ENTERTAINMENT (MICHIGAN) LLC

By:	FULL HOUSE RESORTS, INC., member
/s/ Andre M. Hillion

	Name:	Andre M. Hillion
	Title:	CEO
	Dated:	April 11, 2008

NATIONAL INDIAN GAMING COMMISSION

By:		/s/ Philip N. Hogen

	Name:	Philip N. Hogen
	Title:	Chairman
Dated:

Full House Resorts, Inc. joins in this agreement solely for the purpose of consenting to the provisions of Section 9.23 in consideration of the release granted by the Tribe under Section 9.24.

FULL HOUSE RESORTS, INC.

By:	/s/ Andre M. Hillion

	Name:	Andre M. Hillion

	Title:	CEO

	Dated:	April 11, 2008

EXHIBIT A
LEGAL DESCRIPTION OF THE SITE
Premises situated in the Charter Township of Emmett, County of Calhoun, and State of Michigan:
Commencing at the West % post of Section 13, Town 2 South, Range 7 West, Emmett Township, Calhoun County, Michigan; thence North 00 degrees 03’ 28” East along the West line of said Section, 46.99 feet to the Southerly line of the exit ramp for 1-94, as recorded in Liber 898 on page 4, in the Office of the Register of Deeds for Calhoun County, Michigan; thence North 89 degrees 06’ 09” East along said Southerly line, 214.69 feet; thence 362.37 feet along the arc of a curve to the left whose radius measures 362.0 feet and whose chord bears North 60 degrees 25’31” East, 347.43 feet; thence North 31 degrees 44’56” East, 263.62 feet; thence North 59 degrees 52’ 54” East, 81.39 feet to the place of beginning; thence continuing North 59 degrees 52’54” East, 181.87 feet; thence South 78 degrees 01’ 12” East, 472.30 feet; thence South 76 degrees 27’ 00” East 1357.31 feet; thence South 00 degrees 04’ 24” West, 205.69 feet to the Northwest comer of Lot 21 of the Supervisor’s plat of Wagner Acres, as recorded in Liber 11 of plats, on page 21, in the Office of the Register of Deeds for Calhoun County, Michigan; thence South 00 degrees 4’ 24” West along the West line of said Plat, 1992.58 feet to the centerline of Michigan Avenue; thence North 55 degrees 29’21 “ West along said centerline, 2350.98 feet; thence North 00 degrees 03’ 28” East, 1 191.07 feet to the place of beginning.